Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2016, except for the change in presentation of debt issuance costs as discussed in Note 9 to the consolidated financial statements, as to which the date is February 24, 2017, relating to the financial statements, which appears in the Fortress Transportation and Infrastructure Investors LLC’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading Experts in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 24, 2017